                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                          PRE-EFFECTIVE AMENDMENT NO. 1
                    TO REGISTRATION STATEMENT NO. 333-149953

                                       ON

                                    FORM S-1

                                      UNDER

                           THE SECURITIES ACT OF 1933

                       RiverSource Life Insurance Company
             (Exact name of registrant as specified in its charter)

                                    Minnesota
         (State or other jurisdiction of incorporation or organization)

                                   41-0823832
                      (I.R.S. Employer Identification No.)

            70100 Ameriprise Financial Center, Minneapolis, MN 55474
                                 (800) 862-7919
   (Address,including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Elisabeth A. Dahl
                       RiverSource Life Insurance Company
         50605 Ameriprise Financial Center, Minneapolis, Minnesota 55474
                                 (612) 678-0175
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: May 1, 2008 or as soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

Pursuant to Rule 429 under the Securities Exchange Act of 1934 the prospectuses to be filed herein also relate to and will constitute upon effectiveness a Post-Effective Amendment to Securities Act Registration Statement Nos. 033-28976 and 333-114888.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

         Large accelerated filer [ ]            Accelerated filer         [ ]

         Non-accelerated filer   [ ]            Smaller reporting company [ ]
(Do not check if a smaller reporting company)

                         Calculation of Registration Fee

       TITLE OF EACH                             PROPOSED
          CLASS OF                                MAXIMUM      PROPOSED MAXIMUM     AMOUNT OF
       SECURITIES TO           AMOUNT TO BE   OFFERING PRICE       AGGREGATE      REGISTRATION
       BE REGISTERED            REGISTERED       PER UNIT       OFFERING PRICE        FEE*
----------------------------   ------------   --------------   ----------------   ------------
Interests in market value                           $0                                 $0**
adjusted annuity contracts
and accounts of RiverSource
Retirement Advisor Advantage
Plus Variable Annuity,
RiverSource Retirement
Advisor Select Plus Variable
Annuity, RiverSource
Retirement Advisor 4
Advantage Variable Annuity,
RiverSource Retirement
Advisor 4 Select Variable
Annuity, RiverSource
Retirement Advisor 4 Access
Variable Annuity, and
RiverSource Guaranteed Term
Annuity.

* The proposed aggregate offering price is estimated solely for determining the registration fee. The amount being registered and the proposed maximum offering price per unit are not applicable since these securities are not issued in predetermined amounts or units.

** The difference between the $300,000,000 of securities registered on Securities Act Registration Statement No. 033-28976 (for which a registration fee of $60,000 was paid) and the $250,000,000 of securities registered on Securities Act Registration Statement No. 333-114888 (for which a registration fee of $31,675 was paid), and the dollar amount of securities sold thereunder, is carried forward on this Registration Statement pursuant to Rule 429 of the Securities Act.

                                     PART I.

                       INFORMATION REQUIRED IN PROSPECTUS

The prospectuses for RiverSource Retirement Advisor Advantage Plus Variable Annuity, RiverSource Retirement Advisor Select Plus Variable Annuity, RiverSource Retirement Advisor 4 Advantage(SM) Variable Annuity/RiverSource Retirement Advisor 4 Select(SM) Variable Annuity/RiverSource Retirement Advisor 4 Access Variable Annuity are incorporated by reference from Part A of Post-Effective Amendment No. 49 to Registration Statement No. 333-79311, filed on or about April 24, 2008.

PROSPECTUS

MAY 1, 2008


RIVERSOURCE(R)

GUARANTEED TERM ANNUITY

RiverSource Life Insurance Company (RiverSource Life) issues this annuity and offers it in two ways:

- A Group Market Value Annuity Contract, and

- Individual Market Value Annuity Contracts.

NEW GROUP MARKET VALUE ANNUITY CONTRACTS AND INDIVIDUAL MARKET VALUE ANNUITY CONTRACTS ARE NOT CURRENTLY BEING OFFERED. EXISTING CONTRACTS ARE AVAILABLE FOR RENEWAL.

GROUP AND INDIVIDUAL MARKET VALUE ANNUITY CONTRACTS

ISSUED BY:  RIVERSOURCE LIFE INSURANCE COMPANY
            70100 Ameriprise Financial Center
            Minneapolis, MN 55474
            Telephone: (800) 862-7919
            ameriprise.com/variableannuities
            RIVERSOURCE ACCOUNT MGA

If you choose not to hold these securities until the end of a guarantee period, they may be subject to a substantial surrender charge or market value adjustment. As a result, you could get less than your purchase payment back.

Interest rates for renewal guarantee periods may be higher or lower than the previous guaranteed interest rate. The minimum guaranteed renewal interest rate is 3%. RiverSource Life guarantees this rate.

THE SECURITIES AND EXCHANGE COMMISSION (SEC) HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AN INVESTMENT IN THIS ANNUITY IS NOT A DEPOSIT OF A BANK OR FINANCIAL INSTITUTION AND IS NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION (FDIC) OR ANY OTHER GOVERNMENT AGENCY. AN INVESTMENT IN THIS ANNUITY INVOLVES INVESTMENT RISK INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

Before you invest, be sure to ask your sales representative about the annuity's features, benefits, risks and fees, and whether the annuity is appropriate for you, based upon your financial situation and objectives.

The contract may not be available in all jurisdictions. This prospectus constitutes an offering or solicitation only in those jurisdictions where such offering or solicitation may lawfully be made. State variations are covered in a special contract form used in that state. This prospectus provides a general description of the contract. Your actual contract and any riders or endorsements are the controlling documents.

RiverSource Life has not authorized any person to give any information or to make any representations regarding the contract other than those contained in this prospectus. Do not rely on any such information or representations.

RiverSource Life offers several different annuities which your sales representative may or may not be authorized to offer to you. Each annuity has different features and benefits that may be appropriate for you based on your financial situation and needs, your age and how you intend to use the annuity. The different features and benefits may include the investment and fund manager options, variations in interest rate amount and guarantees, credits, surrender charge schedules and access to annuity account values. The fees and charges may also be different between each annuity.



                            RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS  1

TABLE OF CONTENTS


THE GUARANTEED TERM ANNUITY IN BRIEF...................    3
KEY TERMS..............................................    5
DESCRIPTION OF CONTRACTS...............................    6
  General..............................................    6
  Application and Purchase Payment.....................    6
  Right to Cancel......................................    6
  Guarantee Periods....................................    6
  Surrenders...........................................    8
  Surrender Charge.....................................    9
MARKET VALUE ADJUSTMENT................................   10
PREMIUM TAXES..........................................   12
DEATH BENEFIT PRIOR TO SETTLEMENT......................   12
THE ANNUITY PAYMENT PERIOD.............................   12
AMENDMENT, DISTRIBUTION AND ASSIGNMENT OF CONTRACTS....   14
TAXES..................................................   15
THE COMPANY............................................   18
ADDITIONAL INFORMATION.................................   19
APPENDIX A -- PARTIAL SURRENDER ILLUSTRATION...........   20
APPENDIX B -- MARKET VALUE ADJUSTMENT ILLUSTRATION.....   22









2  RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS

THE GUARANTEED TERM ANNUITY IN BRIEF

This summary is incomplete. Do not rely on it as a description of your contract. For more complete information, you must read the entire prospectus. You can find more information about a topic in the summary by turning to the discussion beginning at the page listed after that topic in the summary.

CONTRACTS: We no longer offer new contracts. However, you have the option to renew existing contracts.

Most annuities have a tax-deferred feature. So do many retirement plans under the Code. As a result, when you use a qualified annuity to fund a retirement plan that is tax-deferred, your contract will not provide any necessary or additional tax deferral for that retirement plan. A qualified annuity has features other than tax deferral that may help you reach your retirement goals. In addition, the Code subjects retirement plans to required withdrawals triggered at a certain age. These mandatory withdrawals are called required minimum distributions (RMDs). RMDs may reduce the value of certain death benefits (see "Taxes -- Qualified Annuities -- Required minimum distributions"). You should consult your tax advisor for an explanation of the potential tax implications to you.

These market value annuity contracts have a guaranteed interest rate that we credit to the purchase payment when it is held to the end of the guarantee period (the renewal date). Surrenders before the renewal date are subject to a market value adjustment and, if it applies, a surrender charge. Therefore you should consider your liquidity needs before you select a guarantee period.


GUARANTEE PERIODS: When you make a payment under an application, you select a guarantee period from among those that we offer when we receive your application and payment. During this guarantee period, the purchase payment earns interest at the interest rate that we have guaranteed for your contract. We credit interest daily. Credited interest earns interest at the applicable guaranteed interest rate we establish. (See "Description of Contracts -- Guarantee Periods")



RENEWAL GUARANTEE PERIODS: At the end of each guarantee period, a renewal guarantee period of one year will begin, unless you choose a different period. You must choose the length of a renewal guarantee period during the 30 days before the end of the previous guarantee period. Beginning on the first day of each renewal guarantee period, the renewal value will earn interest at the renewal interest rate that we have guaranteed for your contract and the interest credited will earn interest at that interest rate. (See "Renewal Guarantee Periods")



SURRENDERS: With some restrictions, we permit partial or total surrenders. We may delay payment of any surrender for up to six months from the date we receive notice of surrender or the period permitted by state law, if less. A delay of payment will not be for more than seven days except under extraordinary circumstances. If we choose to exercise this right, then during this delay, we will pay annual interest of at least 3% of any amounts delayed for more than thirty days. (See "Surrenders")



SURRENDER CHARGE: If you surrender before the eighth contract anniversary, a surrender charge beginning at a maximum of 8% of the market adjusted value surrendered will be subtracted from your account. No surrender charge applies if you surrender on the last day of a guarantee period. We will waive the surrender charge in certain instances. A surrender charge also applies to payments under certain annuity payment plans (see "Description of Contracts -- Surrender Charge" and "The Annuity Payment Period -- Annuity Payment Plans")



MARKET VALUE ADJUSTMENT: The market value adjustment is the increase or decrease in the value of any early surrender you make from your contract. A market value adjustment applies when the surrender occurs before the renewal date. No market value adjustment applies to any surrender at the end of a guarantee period. The amount of the actual adjustment is determined by a formula that is based on the difference between the guaranteed interest rate on your annuity and a current interest rate determined by RiverSource Life. That current interest rate will be the rate that RiverSource Life pays on a new Guaranteed Term Annuity that has a guaranteed period equal to the time remaining on the term of your annuity. The formula also includes a 0.25% charge that will reduce the value of your surrender regardless of the current interest rate then in effect. The amount you receive on surrender could be less than your original purchase payment if interest rates increase. If interest rates decrease, the amount you receive on surrender may be more than your original purchase payment and accrued interest. The market adjusted value also affects settlements under an annuity payment plan. (See "Market Value Adjustment")



PREMIUM TAXES: We may deduct premium taxes that may be imposed on us by state or local governments from the accumulation value of your contract. State premium taxes range from 0 to 3.5% of your gross purchase payments. (See "Premium Taxes")



DEATH BENEFIT PRIOR TO SETTLEMENT: The contract provides for a guaranteed death benefit. If the annuitant or owner dies before the settlement date, we will pay to the owner or beneficiary the death benefit in place of any other payment under the contract. The amount of the death benefit will equal the accumulation value. (See "Death Benefit Prior to Settlement")



THE ANNUITY PAYMENT PERIOD: Beginning at a specified time in the future, we will pay the owner a lump sum payment or start to pay a series of payments. You may choose a series of payments under some annuity plans. (See "The Annuity Payment Period")




                            RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS  3

LIMITATIONS ON USE OF CONTRACTS: If mandated by applicable law, including but not limited to, federal anti-money laundering laws, we may be required to reject a purchase payment. We may also be required to block an owner's access to contract values to satisfy other statutory obligations. Under these circumstances we may refuse to process transactions under the contract until instructions are received from the appropriate governmental authority or a court of competent jurisdiction.



4  RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS

KEY TERMS

These terms can help you understand details about your contract:

ACCUMULATION VALUE: The value of the purchase payment plus interest credited, adjusted for any surrenders and surrender charges.

ANNUITANT: The person on whose life monthly annuity payments depend.

ANNUITY: A contract purchased from an insurance company that offers tax-deferred growth of the purchase payment until earnings are withdrawn.

CASH SURRENDER VALUE: The market adjusted value less any applicable surrender charge. On the last day of a guarantee period, the cash surrender value is the accumulation value.

CODE: The Internal Revenue Code of 1986, as amended.

CONTRACT: A deferred annuity contract, or a certificate showing your interest under a group annuity contract, that permits you to accumulate money for retirement or a similar long-term goal by making a purchase payment. A contract provides for a lifetime or other forms of payments beginning at a specified time in the future.

CONTRACT ANNIVERSARY: The same day and month as the contract date each year that the contract remains in force.

CONTRACT DATE: The effective date of the contract as designated in the contract.

CURRENT INTEREST RATE: The applicable interest rate contained in a schedule of rates established by us at our discretion from time to time for various guarantee periods.

INITIAL GUARANTEE PERIOD: The period during which the initial guarantee rate will be credited.

INITIAL GUARANTEE RATE: The rate of interest credited to the purchase payment during the initial guarantee period.

MARKET ADJUSTED VALUE: The accumulation value increased or decreased by the market adjusted value formula, on any date before the end of the guarantee period.

MARKET VALUE ADJUSTMENT: The market adjusted value minus the accumulation value.

OWNER: The person or entity to whom the contract is issued.

PURCHASE PAYMENT: Payment made to RiverSource Life for a contract.

QUALIFIED ANNUITY: A contract that you purchase to fund one of the following tax-deferred retirement plans that is subject to applicable federal law and any rules of the plan itself:

- Individual Retirement Annuities (IRAs) under Section 408(b) of the Code

- Roth IRAs under Section 408A of the Code

- Simplified Employee Pension IRA (SEP) plans under Section 408(k) of the Code

- Plans under Section 401(k) of the Code

- Custodial and investment only plans under Section 401(a) of the Code

- Tax-Sheltered Annuities (TSAs) under Section 403(b) of the Code

A qualified annuity will not provide any necessary or additional tax deferral if it is used to fund a retirement plan that is already tax deferred.

All other contracts are considered NONQUALIFIED ANNUITIES.

RENEWAL DATE: The first day of a renewal guarantee period. It will always be on a contract anniversary.

RENEWAL GUARANTEE PERIOD: A renewal guarantee period will begin at the end of each guarantee period.

RENEWAL GUARANTEE RATE: The rate of interest credited to the renewal value during the renewal guarantee period as set at our discretion.

RENEWAL VALUE: The accumulation value at the end of the current guarantee period.

RIVERSOURCE LIFE: In this prospectus, "we," "us" and "RiverSource Life" refer to RiverSource Life Insurance Company and "you" and "yours" refer to an owner who has been issued a contract.

SETTLEMENT: The application of contract value to provide annuity payments. If the settlement date is not the last day of a guarantee period, we apply the market adjusted value of the contract. On the last day of a guarantee period, we apply the accumulation value of the contract.

SETTLEMENT DATE: The date on which annuity payments are to begin.

WRITTEN REQUEST: A request in writing signed by you and delivered to us at our home office.



                            RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS  5

DESCRIPTION OF CONTRACTS

GENERAL
This prospectus describes interests in qualified and nonqualified group and individual market value annuity contracts offered by RiverSource Life to the general public.

As described in this prospectus, the contracts have an interest rate guaranteed by RiverSource Life that we credit to a purchase payment in the contract when the purchase payment stays in the contract to its renewal date. We credit (compound) interest daily to achieve a stated annual effective rate, based on a 365-day year. We do not pay interest on leap days (Feb. 29). Surrenders prior to the renewal date are subject to a market value adjustment, a surrender charge (if applicable), income taxes, and a 10% IRS tax penalty if withdrawn prior to age 59 1/2.

APPLICATION AND PURCHASE PAYMENT
We no longer offer new contracts. However, you have the option to renew existing contracts. For individuals age 90 and younger, the maximum purchase payment is $1,000,000 without prior approval. This limit applies in total to all RiverSource Life annuities you own. Once we apply a purchase payment to a contract, we do not permit any additional purchase payment under the contract.

We will return an improperly completed application, along with the corresponding purchase payment, five business days after we receive it.

A payment is credited to a contract on the date we receive a properly completed application at our home office along with the purchase payment. Interest is earned the next day. RiverSource Life then issues a contract and confirms the purchase payment in writing.

RIGHT TO CANCEL
State or federal law may give you the right to cancel the contract within a specific period of time after receipt of the contract and receive a refund of the entire purchase payment. For revocation to be effective, mailing or delivery of notice of cancellation must be made in writing to our home office at the following address: RiverSource Life Insurance Company, 70100 Ameriprise Financial Center, Minneapolis, MN 55474.

GUARANTEE PERIODS
You select the duration of the guarantee period from among those durations we offer when we receive your application and payment. The duration selected will determine the guaranteed interest rate and the purchase payment (less surrenders made and less applicable premium taxes, if any) will earn interest at this guaranteed interest rate during the entire guarantee period. Interest is credited to your annuity daily. All interest rates we quote are effective annual interest rates. This refers to the rate that results after interest has compounded daily for a full year. In other words, the interest you earn each day earns interest itself the next day, assuming you do not withdraw it. (At the end of a year, assuming you have made no withdrawals, your interest earnings will equal your guaranteed rate multiplied by your contract value at the beginning of the year.)

The example below shows how we will credit interest during the guarantee period. For the purpose of this example, we have made the assumptions as indicated.



6  RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS

EXAMPLE OF GUARANTEED RATE OF ACCUMULATION

Beginning account value:  $50,000
Guaranteed period:        10 years
Guaranteed rate:          4% annual effective rate



                                                  INTEREST CREDITED TO THE     CUMULATIVE INTEREST
 YEAR                                                ACCOUNT DURING YEAR     CREDITED TO THE ACCOUNT   ACCUMULATION VALUE
 1                                                        $2,000.00                 $ 2,000.00             $52,000.00
 2                                                         2,080.00                   4,080.00              54,080.00
 3                                                         2,163.20                   6,243.20              56,243.20
 4                                                         2,249.73                   8,492.93              58,492.93
 5                                                         2,339.72                  10,832.65              60,832.65
 6                                                         2,433.31                  13,265.95              63,265.95
 7                                                         2,530.64                  15,796.59              65,796.59
 8                                                         2,631.86                  18,428.45              68,428.45
 9                                                         2,737.14                  21,165.59              71,165.59
 10                                                        2,846.62                  24,012.21              74,012.21


Guaranteed accumulation value at the end of 10 years is:

       $50,000 + $24,012.21 = $74,012.21

NOTE: THIS EXAMPLE ASSUMES NO SURRENDERS OF ANY AMOUNT DURING THE ENTIRE TEN-YEAR PERIOD. A MARKET VALUE ADJUSTMENT APPLIES AND A SURRENDER CHARGE MAY APPLY TO ANY INTERIM SURRENDER (SEE "SURRENDERS"). THE HYPOTHETICAL INTEREST RATES ARE ONLY ILLUSTRATIONS. THEY DO NOT PREDICT FUTURE INTEREST RATES TO BE DECLARED UNDER THE CONTRACT. ACTUAL INTEREST RATES DECLARED FOR ANY GIVEN TIME MAY BE MORE OR LESS THAN THOSE SHOWN.

RENEWAL GUARANTEE PERIODS: At the end of any guarantee period, a renewal guarantee period will begin. We will notify you in writing about the renewal guarantee periods available before the renewal date. This written notification will not specify the interest rate for the renewal value. You may elect in writing, during the 30-day period before the end of the guarantee period, a renewal guarantee period of a different duration from among those we offer at that time. If you do not make an election, we will automatically apply the renewal value to a guarantee period of one year. In no event may renewal guarantee periods extend beyond the settlement date then in effect for the contract. For example, if the annuitant is age 82 at the end of a guarantee period and the settlement date for the annuitant is age 85, a three-year guarantee period is the maximum guarantee period that you may choose under the contract. The renewal value will then earn interest at a guaranteed interest rate that we have declared for this duration. We may declare new schedules of guaranteed interest rates as often as daily.

At the beginning of any renewal guarantee period, the renewal value will be the accumulation value at the end of the guarantee period just ending. We guarantee the renewal value with our general assets. This amount will earn interest for the renewal guarantee period at the then applicable guaranteed interest rate for the period selected. This rate may be higher or lower than the previous guaranteed interest rate.

At your written request, we will notify you of the renewal guarantee rates for the periods then available. You also may call us to ask about renewal guarantee rates.

ESTABLISHMENT OF GUARANTEED INTEREST RATES: We will know the guaranteed interest rate for a chosen guarantee period at the time we receive a purchase payment or you renew an accumulation value. We will send a confirmation that will show the amount and the applicable guaranteed interest rate. The minimum guaranteed interest rate for renewal values is 3% per year. The rate on renewal values will be equal to or greater than the rate credited on new comparable purchase payments at that time.

The interest rates that RiverSource Life will declare as guaranteed rates in the future are determined by us at our discretion. We will determine the rates based on various factors including, but not limited to the interest rate environment, returns earned on investments backing these annuities (see "Investments by RiverSource Life"), product design, competition, and RiverSource Life's revenues and expenses. WE CANNOT PREDICT NOR CAN WE GUARANTEE FUTURE GUARANTEED INTEREST RATES ABOVE THE 3% RATE.



                            RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS  7

SURRENDERS
GENERAL: Subject to certain tax law and retirement plan restrictions noted below, you may make total and partial surrenders under a contract at any time.

For all surrenders, we will reduce the accumulation value by the amount surrendered on the surrender date and that amount will be payable to the owner. We will also reduce the accumulation value by any applicable surrender charge. We will either reduce or increase the accumulation value by any market value adjustment applicable to the surrender. RiverSource Life will, on request, inform you of the amount payable in a total or partial surrender.

Any total or partial surrender may be subject to tax and tax penalties. Surrenders from certain tax qualified annuities also may be subject to 20% income tax withholding. (See "Taxes".)

TAX-SHELTERED ANNUITIES: The contract is not intended for use in connection with an employer sponsored 403(b) plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA). In the event that the employer either by affirmative election or inadvertent action causes contributions under a plan that is subject to ERISA to be made to this contract, we will not be responsible for any obligations and requirements under ERISA and the regulations thereunder. You should consult with your employer to determine whether your 403(b) plan is subject to ERISA.

The employer must comply with certain nondiscrimination requirements for certain types of contributions under a TSA contract to be excluded from taxable income. You should consult your employer to determine whether the nondiscrimination rules apply to you.

The Code imposes certain restrictions on your right to receive early distributions from a TSA:

- Distributions attributable to salary reduction contributions (plus earnings) made after Dec. 31, 1988, or to transfers or rollovers from other contracts, may be made from the TSA only if:

  - you are at least age 59 1/2;

  - you are disabled as defined in the Code;

  - you severed employment with the employer who purchased the contract; or

  - the distribution is because of your death.

- If you encounter a financial hardship (as provided by the Code), you may be eligible to receive a distribution of all contract values attributable to salary reduction contributions made after Dec. 31, 1988, but not the earnings on them.

- Even though a distribution may be permitted under the above rules, it may be subject to IRS taxes and penalties (see "Taxes").

- The above restrictions on distributions do not affect the availability of the amount credited to the contract as of Dec. 31, 1988. The restrictions also do not apply to transfers or exchanges of contract value within the contract, or to another registered variable annuity contract or investment vehicle available through the employer.

PARTIAL SURRENDERS: Unless we agree otherwise, the minimum amount you may surrender is $250. You cannot make a partial surrender if it would reduce the accumulation value of your annuity to less than $2,000.

You may request the net check amount you wish to receive. We will determine how much accumulation value needs to be surrendered to yield the net check amount after any applicable market value adjustments and surrender charge deductions.

You may make a partial surrender request not exceeding $100,000 by telephone. We have the authority to honor any telephone partial surrender request believed to be authentic and will use reasonable procedures to confirm that they are. This includes asking identifying questions and tape recording calls. As long as reasonable procedures are followed, neither RiverSource Life nor its affiliates will be liable for any loss resulting from fraudulent requests. At times when the volume of telephone requests is unusually high, we will take special measures to ensure that your call is answered as promptly as possible. We will not allow a telephone surrender request within 30 days of a phoned-in address change.

TOTAL SURRENDERS: We will compute the value of your contract at the next close of business after we receive your request for a complete surrender. We may ask you to return the contract.

PAYMENT ON SURRENDER: We may defer payment of any partial or total surrender for a period not exceeding six months from the date we receive your notice of surrender or the period permitted by state insurance law, if less. Only under extraordinary circumstances will we defer a surrender payment more than seven days, and if we defer payment for more than 30 days, we will pay annual interest of at least 3% on the amount deferred. While all circumstances under which we could defer payment upon surrender may not be foreseeable at this time, such circumstances could include, for example, our inability to liquidate assets due to a general financial crisis. If we intend to withhold payment more than 30 days, we will notify you in writing.

NOTE: We will charge you a fee if you request express mail delivery or that payment be wired to your bank. For instructions, please contact your sales representative.



8  RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS

Any partial surrenders you take under your contract will reduce your accumulation value. As a result, the value of your death benefit will also be reduced. In addition, surrenders you are required to take to satisfy RMDs under the Code may reduce the value of your death benefit (see "Taxes -- Qualified Annuities -- Required minimum distributions").

SURRENDER CHARGE
We may assess a surrender charge on any total or partial surrender taken prior to the eighth contract anniversary unless the surrender occurs on the last day of a guarantee period. We will base the amount of the surrender charge on the length of the guarantee period. The table below shows the maximum amount of the surrender charge.

 SURRENDER CHARGE PERCENTAGE:

 GUARANTEE                        CONTRACT YEARS AS MEASURED FROM THE BEGINNING OF A GUARANTEE PERIOD
PERIOD              1                  2                  3                  4                  5                  6
 1 year             1%
 2 years            2                  1%
 3 years            3                  2                  1%
 4 years            4                  3                  2                  1%
 5 years            5                  4                  3                  2                  1%
 6 years            6                  5                  4                  3                  2                  1%
 7 years            7                  6                  5                  4                  3                  2
 8 years            8                  7                  6                  5                  4                  3
 9 years            8                  7                  6                  5                  4                  3
 10 years           8                  7                  6                  5                  4                  3
            CONTRACT YEARS AS MEASURED FROM THE
 GUARANTEE    BEGINNING OF A GUARANTEE PERIOD
PERIOD              7                  8
 1 year
 2 years
 3 years
 4 years
 5 years
 6 years
 7 years            1%
 8 years            2                  1%
 9 years            2                  1
 10 years           2                  1


To determine the surrender charge on the initial guarantee period, in the "Guarantee period" column find the number of years for the guarantee period you have chosen. The row that period is in reflects the schedule of surrender charges during that period. For example, a 5-year guarantee period has a 5% surrender charge in the first contract year, a 4% charge in the second, a 3% charge in the third, a 2% charge in the fourth, and a 1% charge in the fifth.

For renewal guarantee periods, we will base the surrender charge on the lesser of:

- the length of the new guarantee period; or

- the number of years remaining until the eighth contract anniversary.

In our example, if a contract owner chose an initial guarantee period of five years and later a renewal guarantee period of four years, the surrender charge schedule for that renewal guarantee period would be three years long. That is because there are only three years remaining until the eighth contract anniversary (8 - 5 = 3), and three years is less than the four-year length of the new guarantee period. The surrender charge percentages would be:

                 CONTRACT YEAR                                 SURRENDER CHARGE
                       1                                               5%
                       2                                               4
                       3                                               3
                       4                                               2
                       5                                               1*
                       6                                               3
                       7                                               2
                       8                                               1
                      9+                                               0


* 0% on last day of fifth contract year.

There will never be any surrender charges after the eighth contract anniversary.

Also, after the first contract anniversary, surrender charges will not apply to surrenders of amounts totalling up to 10% of the accumulation value as of the last contract anniversary.



                            RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS  9

SURRENDER CHARGE CALCULATION: If there is a surrender charge, we calculate it as:
  (A - B) X P

where:  A  =  market adjusted value surrendered
        B  =  the lesser of A or 10% of accumulation value on last contract anniversary not already taken as a partial surrender this contract year. (Before the first contract anniversary, B does not apply.)
        P  =  applicable surrender charge percentage


For an illustration of a partial surrender and applicable surrender charges, see Appendix A.

SURRENDER CHARGE UNDER ANNUITY PAYMENT PLAN E: Under this payment plan, you can choose to take a full surrender at any time after one year of payments. The amount you can surrender is the present value of any remaining payments. The discount rate we use in calculating the present value is based on the annual effective interest rate for then-current payment amounts for immediate annuities with the same purchase amount and remaining term length plus 1.5%. The surrender charge equals the net present value of the remaining payments (determined after we apply the discount rate) multiplied by a surrender charge percentage. This percentage is 5% in payment year two decreasing by 1% per year until it is 0% in payment year seven and thereafter. This feature is not available in all states. Please contact your sales representative for availability.

WAIVER OF SURRENDER CHARGE: We will assess no surrender charge:

- on the last day of a guarantee period;

- after the eighth contract anniversary;

- after the first contract anniversary for surrenders of amounts totalling up to 10% of the contract accumulation value as of the last contract anniversary;

- upon the death of the annuitant or owner; or

- upon the application of the market adjusted value to provide annuity payments under an annuity payment plan, unless an Annuity Payment Plan E is later surrendered. (If the application occurs on a renewal date, there will be no surrender charge or market value adjustment, and the full accumulation value will be applied under an annuity payment plan.)

In some cases, such as when an employer makes this annuity available to employees, we may expect to incur lower sales and administrative expenses or perform fewer services due to the size of the group, the average contribution and the use of group enrollment procedures. Then we may be able to reduce or eliminate surrender charges. However, we expect this to occur infrequently.

MARKET VALUE ADJUSTMENT

We guarantee the accumulation value, including the interest credited, if the contract is held until the end of the guarantee period. However, we will apply a market value adjustment if a surrender occurs prior to the end of the guarantee period. The market adjusted value also affects settlements under an annuity payment plan occurring at any time other than the last day of a guarantee period.

The market adjusted value is your accumulation value (purchase payment plus interest credited minus surrenders and surrender charges) adjusted by a formula. The market adjusted value reflects the relationship between the guaranteed interest rate on your contract and the interest rate we are crediting on new or renewal Guaranteed Term Annuity contracts with guarantee periods that are the same as the time remaining in your guarantee period.

The market adjusted value is sensitive to changes in current interest rates. The difference between your accumulation value and market adjusted value on any day will depend on our current schedule of guaranteed interest rates on that day, the time remaining in your guarantee period and your guaranteed interest rate.

Upon surrender your market adjusted value may be greater than your contract's accumulation value, equal to it or less than it depending on how the guaranteed interest rate on your contract compares to the interest rate of a new Guaranteed Term Annuity for the same number of years as the guarantee period remaining on your contract.

Before we look at the market adjusted value formula, it may help to look in a general way at how comparing your contract's guaranteed rate and the rate for a new contract affects your market adjusted value.



10  RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS

RELATIONSHIP BETWEEN YOUR CONTRACT'S GUARANTEED RATE AND NEW CONTRACT FOR THE SAME NUMBER OF YEARS AS THE GUARANTEED PERIOD REMAINING ON YOUR CONTRACT:

 IF YOUR ANNUITY RATE IS:                       YOUR MARKET ADJUSTED VALUE WILL BE:
 less than the new annuity rate +.25%           less than your accumulation value
 equal to the new annuity rate +.25%            equal to your accumulation value
 greater than the new annuity rate +.25%        greater than your accumulation value


GENERAL EXAMPLES
ASSUME:
- You purchase a contract and choose a guarantee period of 10 years.

- We guarantee an interest rate of 4.5% annually for your 10-year guarantee period.

- After three years you decide to surrender your contract. In other words, you decide to surrender your contract when you have seven years left in your guarantee period.

Remember that your market adjusted value depends partly on the interest rate of a new Guaranteed Term Annuity for the same number of years as the guarantee period remaining on your contract. In this case, that is seven years.

EXAMPLE 1: Remember that your contract is earning 4.5%. Assume that new contracts that we offer with a seven-year guarantee period are earning 5.0%. We add 0.25% to the 5.0% rate to get 5.25%. Your contract's 4.5% rate is less than the 5.25% rate and, as reflected in the table above, your market adjusted value will be less than your accumulation value.

EXAMPLE 2: Remember again that your contract is earning 4.5%, and assume that new contracts that we offer with a seven-year guarantee period are earning 4.0%. We add 0.25% to the 4.0% rate we are paying on new contracts, which equals 4.25%, and compare that number to the 4.5% you are earning on your contract. In this example, your contract's 4.5% rate is greater than the 4.25% rate, and, as reflected in the table above, your market adjusted value will be greater than your accumulation value. To determine that adjustment precisely, you will have to use the formula described below.

As shown in the table headed "Surrender charge percentage," when your guarantee period is 10 years and you have begun your fourth contract year from the beginning of the guarantee period, your surrender charge percentage is 5%. In either of our two examples, a 5% surrender charge would be deducted from the market adjusted value.

The precise market adjusted value formula is as follows:

                            (RENEWAL VALUE)
MARKET ADJUSTED VALUE =  --------------------
                           (1 + iMvi)(N + t)




Renewal value  =  The accumulation value at the end of the current guarantee period
         iMvi  =  The current interest rate offered for a new Guaranteed Term Annuity
                  +.0025
            N  =  The number of complete contract years to the end of the current guarantee period
            t  =  The fraction of the contract year remaining to the end of the contract year
                  (for example, if 180 days remain in a 365-day contract year, it would be
                  .493)


The current interest rate we offer on the Guaranteed Term Annuity will change periodically at our discretion. It is the rate we are then paying on purchase payments and renewals paid under this class of contracts for guarantee period durations equaling the remaining guarantee period of the contract to which the formula is being applied. If the remaining guarantee period is a number of complete years, we will use the specific complete year guarantee rate. If the remaining guarantee period is less than one year, we will use the one year guarantee rate. If the remaining guarantee period is a number of complete years plus fractional years, we will determine the rate by straight line interpolation between the two years' rates. For example, if the remaining guarantee period duration is 8.5 years, and the current guaranteed interest rate for eight years is 4% and nine years is 5%, RiverSource Life will use a guaranteed interest rate of 4.5%.

MARKET VALUE ADJUSTMENT FORMULA:
  Market value adjustment = Market adjusted value less accumulation value

For an illustration showing an upward and downward adjustment, see Appendix B.



                           RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS  11

PREMIUM TAXES

Certain state and local governments impose premium taxes on us (up to 3.5%). These taxes depend upon the state of residence or the state in which the contract was sold. Currently, we deduct any applicable premium taxes when annuity payments begin, but we reserve the right to deduct this tax at other times such as when you make purchase payments or when you surrender your contract.

DEATH BENEFIT PRIOR TO SETTLEMENT

If you or the annuitant die before the settlement date, the death benefit payable to the beneficiary will equal the accumulation value. We will determine the accumulation value as of the date our death claim requirements are fulfilled. We pay interest, if any, at a rate no less than required by law. If requested, we will mail payment to the named beneficiary within seven days after our death claim requirements are fulfilled. If there is no named beneficiary, then the default provisions of your contract will apply.

NONQUALIFIED ANNUITIES
If your spouse is sole beneficiary and you die before the settlement date, your spouse may keep the contract as owner. To do this your spouse must, within 60 days after our death claim requirements are fulfilled, give us written instructions to keep the contract in force.

If your beneficiary is not your spouse, we will pay the beneficiary in a lump sum unless you give us other written instructions. Generally, we must fully distribute the death benefit within five years of your death. However, the beneficiary may receive payments under any annuity payment plan available under this contract if:
- the beneficiary asks us in writing within 60 days after our death claim requirements are fulfilled; and

- payments begin no later than one year after your death, or other date permitted by the IRS; and

- the payment period does not extend beyond the beneficiary's life or life expectancy.

QUALIFIED ANNUITIES
- SPOUSE BENEFICIARY: If you have not elected an annuity payment plan, and if your spouse is the sole beneficiary, your spouse may either elect to treat the contract as his or her own or elect an annuity payment plan or another plan agreed to by us. If your spouse elects a payment plan, the payments must begin no later than the year in which you would have reached age 70 1/2. If you attained age 70 1/2 at the time of death, payments must begin no later than Dec. 31 of the year following the year of your death.

- NON-SPOUSE BENEFICIARY: If you have not elected an annuity payment plan, and if death occurs prior to the year you would have attained age 70 1/2, the beneficiary may elect to receive payments from the contract over a five year period. If your beneficiary does not elect a five year payment period, or if your death occurs after attaining age 70 1/2, we will pay the beneficiary in a lump sum unless the beneficiary elects to receive payments under any payment plan available under this contract if:
  - the beneficiary asks us in writing within 60 days after our death claim requirements are fulfilled; and
  - payments begin no later than one year following the year of your death; and
  - the payment period does not extend beyond the beneficiary's life or life expectancy.

- ANNUITY PAYMENT PLAN: If you elect an annuity payment plan, the payments to your beneficiary will continue pursuant to the annuity payment plan you elect.

DEATH BENEFIT PAYMENT IN A LUMP SUM: We may pay all or part of the death benefit to your beneficiary in a lump sum under either a nonqualified or qualified annuity. We will pay the death benefit by check unless your beneficiary has chosen to have the death benefit payment directly deposited into a checking account.

THE ANNUITY PAYMENT PERIOD

ELECTING THE SETTLEMENT DATE AND FORM OF ANNUITY
When we process your application, we will establish the settlement date to the maximum age or date as specified below. You can also select a date within the maximum limits. Your selected date can align with your actual retirement from a job, or it can be a different date, depending on your needs and goals and on certain restrictions. You can also change the date, provided you send us written instructions at least 30 days before annuity payments begin.

FOR NONQUALIFIED ANNUITIES AND ROTH IRAS, the settlement date cannot be later than the latest of:

- the contract anniversary nearest the annuitant's 85th birthday; or



12  RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS

- the tenth contract anniversary, or a date that has otherwise been agreed to by us.


FOR QUALIFIED ANNUITIES EXCEPT ROTH IRAS, to comply with IRS regulations, the settlement date generally must be:

- for IRAs, by April 1 of the year following the calendar year when the annuitant reaches age 70 1/2; or

- for all other qualified annuities, by April 1 of the year following the calendar year when the annuitant reaches age 70 1/2 or, if later, retires (except that 5% business owners may not select a settlement date that is later than April 1 of the year following the calendar year when they reach age
  70 1/2).


If you satisfy your RMDs in the form of partial surrenders from this contract, annuity payments can start as late as the contract anniversary nearest the annuitant's 85th birthday or the tenth contract anniversary, if later, or at a later date as agreed to by us.


ANNUITY PAYMENTS: The first payment will be made as of the settlement date. Once annuity payments have started for an annuitant, no surrender of the annuity benefit can be made for the purpose of receiving a lump sum in lieu of payments except under Annuity Payment Plan E.

DEATH AFTER SETTLEMENT DATE: If you or the annuitant dies after the settlement date, the amount payable to the beneficiary, if any, will continue as provided in the annuity payment plan then in effect.

ANNUITY PAYMENT PLANS
There are different ways to receive annuity payments. We call these plans. You may select one of these plans, or another payment arrangement to which we agree, by giving us written notice at least 30 days before the settlement date.

You may ask us to apply the market adjusted value (less applicable premium taxes, if any) on the settlement date under any of the annuity plans described below, but in the absence of an election, we will apply the market adjusted value on the settlement date under Plan B to provide a life annuity with 120 monthly payments certain.

If the amount to be applied to an annuity plan is not at least $2,000 or if payments are to be made to other than a natural person, we have the right to make a lump sum payment of the cash surrender value. If a lump sum payment is from a qualified annuity (except an IRA, Roth IRA or SEP), 20% income tax withholding may apply.

- PLAN A: This provides monthly annuity payments for the lifetime of the annuitant. We will not make payments after the annuitant dies.

- PLAN B: This provides monthly annuity payments for the lifetime of the annuitant with a guarantee by us that payments will be made for a period of at least five, ten or 15 years. You must select the period.

- PLAN C: This provides monthly annuity payments for the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the market adjusted value applied under this plan by the amount of the monthly annuity payment.

- PLAN D: We call this a joint and survivor life annuity. Monthly payments will be paid while both the annuitant and a joint annuitant are living. When either the annuitant or joint annuitant dies, we will continue to make monthly payments until the death of the surviving annuitant. We will not make payments after the death of the second annuitant.

- PLAN E: This provides monthly fixed dollar annuity payments for a period of years that you elect. The period of years may be no less than 10 nor more than
  30. At any time after one year of payments, you can elect to have us determine the present value of any remaining payments and pay it to you in a lump sum. The discount rate we use in the calculation is based on the annual effective interest rate for then-current payment amounts for immediate annuities with the same purchase amount and remaining term length plus 1.5% (see "Description of Contracts -- Surrender Charge -- Surrender charge under Annuity Payment Plan E"). A 10% IRS penalty tax could apply if you make a surrender (see "Taxes"). This feature is not available in all states. Please contact your sales representative for availability.

Other annuity payment plan options may be available.

The contract provides for annuity payment plans on a fixed basis only. The amount of the annuity payment will depend on:

- the market adjusted value (less any applicable premium tax not previously deducted) on the settlement date;

- the annuity table we are then using for annuity settlements (never less than the table guaranteed in the contract);

- the annuitant's age; and

- the annuity payment plan selected.

The tables for Plans A, B, C and D are based on the "1983 Individual Annuitant Mortality Table A" and an assumed rate of 4% per year. The table for Plan E is based on an interest rate of 4%. RiverSource Life may, at our discretion, if mortality appears more favorable and interest rates justify, apply other tables that will result in higher monthly payments.



                           RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS  13

ANNUITY PAYMENT PLAN REQUIREMENTS FOR QUALIFIED ANNUITIES: If you elect an annuity payment plan from your qualified annuity, it must comply with certain IRS regulations governing RMDs. In general, your annuity payment plan will meet these regulations if it meets the incidental distribution benefit requirements, if any, and the payments are made:

- in equal or substantially equal payments over a period not longer than the life of the annuitant or over the life of the annuitant or designated beneficiary; or

- in equal or substantially equal payments over a period not longer than the life expectancy of the annuitant or over the life expectancy of the annuitant and designated beneficiary; or

- over a period certain not longer than the life expectancy of the annuitant or over the life expectancy of the annuitant and designated beneficiary.

AMENDMENT, DISTRIBUTION AND ASSIGNMENT OF CONTRACTS

AMENDMENT OF CONTRACTS
We reserve the right to amend the contracts to meet the requirements of applicable federal or state laws or regulations. We will notify you in writing of any such amendments.

DISTRIBUTION OF CONTRACTS
RiverSource Distributors, Inc. ("RiverSource Distributors"), our affiliate, serves as the principal underwriter and general distributor of the contract. Its offices are located at 70100 Ameriprise Financial Center, Minneapolis, MN 55474. RiverSource Distributors is a wholly-owned subsidiary of Ameriprise Financial, Inc.

SALES OF THE CONTRACT
The contracts are continuously offered to the public through an affiliated broker-dealer that is registered with the SEC and a member of the NASD. We and RiverSource Distributors have a selling agreement with the selling firm. The selling agreement authorizes the selling firm to offer the contract to the public. We pay the selling firm (or an affiliated insurance agency) commissions for contracts its sales representatives sell. The selling firm may be required to return sales commissions under certain circumstances including, but not limited to your cancellation of a contract.

PAYMENTS TO THE SELLING FIRM
Under the selling agreement, we pay time-of-sale commissions of up to 6% of purchase payments on the contract as well as service/trail commissions of up to 0.125% based on annual total accumulation value of the contract for as long as the contract remains in effect. We also may pay a temporary additional sales commission of up to 1% of purchase payments on the contract for a period of time we select.

From time to time and in accordance with applicable laws and regulations, we may also pay or provide the selling firm with various cash and non-cash promotional incentives including, but not limited to bonuses, short-term sales incentive payments, marketing allowances, costs associated with sales conferences and educational seminars and sales recognition awards.

SOURCES OF PAYMENTS TO THE SELLING FIRM
We pay the commissions and other compensation described above from our assets. Our assets include revenues we receive from fees and expenses that you will pay when buying, owning and surrendering the contract and revenues we receive from other contracts and policies we sell and other businesses we conduct.

You do not directly pay the commissions and other compensation described above as the result of a specific charge or deduction under the contract. However, you may pay part of all of the commissions and other compensation described above indirectly through fees and expenses we collect from you in connection with your contract, including surrender charges.

POTENTIAL CONFLICTS OF INTEREST
The compensation payment arrangement with the selling firm can potentially:

- give the selling firm a heightened financial incentive to sell the contract offered in this prospectus over another investment with lower compensation to the selling firm.

- cause the selling firm to encourage its sales representatives to sell you the contract offered in this prospectus instead of selling you other alternative investments that may result in lower compensation to the selling firm.

PAYMENTS TO SALES REPRESENTATIVES
A portion of the payments made to the selling firm may be passed on to its sales representatives in accordance with its internal compensation programs. Those programs may also include other types of cash and non-cash compensation and other


14 RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS benefits. Ask your sales representative for further information about what your sales representative and the selling firm for which he or she works may receive in connection with your purchase of a contract.

ASSIGNMENT OF CONTRACTS
You may change ownership of your annuity at any time by completing a change of ownership form we approve and sending it to our home office. No change of ownership will be binding on us until we receive and record it. If you have a qualified annuity, the contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose except as required or permitted by the Code; provided, however, that if the owner is a trust or custodian, or an employer acting in a similar capacity, ownership of a contract may be transferred to the annuitant.

TAXES




Under current law, your contract has a tax-deferral feature. Generally, this means you do not pay federal income tax until there is a distribution from the contract. Certain exceptions apply. We will send a tax information reporting form for any year in which we made a distribution according to our records.



NONQUALIFIED ANNUITIES


Generally, only the increase in the value of a non-qualified annuity contract over the investment in the contract is taxable. Certain exceptions apply. Tax law requires that all nonqualified deferred annuity contracts issued by the same company (and possibly its affiliates) to the same owner during a calendar year be taxed as a single, unified contract when distributions are taken from any one of those contracts.



ANNUITY PAYMENTS: Generally, a portion of each payment will be ordinary income and subject to tax, and a portion of each payment will be considered a return of part of your investment in the contract and will not be taxed. All amounts you receive after your investment in the contract is fully recovered will be subject to tax. Under Annuity Payment Plan A: Life annuity -- no refund, where the annuitant dies before your investment in the contract is fully recovered, the remaining portion of the unrecovered investment may be available as a federal income tax deduction to the owner for the last taxable year. Under all other annuity payment plans, where the annuity payments end before your investment in the contract is fully recovered, the remaining portion of the unrecovered investment may be available as a federal income tax deduction to the taxpayer for the tax year in which the payments end. (See "The Annuity Payment
Period -- Annuity Payment Plans.")



SURRENDERS: Generally, if you withdraw all or part of your nonqualified annuity before your annuity payments begin, your surrender will be taxed to the extent that the contract value immediately before the surrender exceeds the investment in the contract. Different rules may apply if you exchange another contract into this contract.



You also may have to pay a 10% IRS penalty for surrenders of taxable income you make before reaching age 59 1/2 unless certain exceptions apply.



WITHHOLDING: If you receive taxable income as a result of an annuity payment or surrender, we may deduct withholding against the payment. Any withholding represents a prepayment of your tax due for the year. You take credit for these amounts on your annual income tax return. As long as you have provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have any withholding occur.



If the payment is part of an annuity payment plan, we generally compute the amount of withholding using payroll tables. You may provide us with a statement of how many exemptions to use in calculating the withholding. If the distribution is any other type of payment (such as partial or full surrender) we compute withholding using 10% of the taxable portion.



The withholding requirements differ if we deliver payment outside the United States and/or you are a non-resident alien.



Some states also may impose withholding requirements similar to the federal withholding described above. If this should be the case, we may deduct state withholding from the payment.



DEATH BENEFITS TO BENEFICIARIES: The death benefit under a nonqualified contract is not exempt from estate (federal or state) or income taxes. Any amount your beneficiary receives that exceeds the investment in the contract is taxable as ordinary income to the beneficiary in the year he or she receives the payments.



ANNUITIES OWNED BY CORPORATIONS, PARTNERSHIPS OR IRREVOCABLE TRUSTS: For nonqualified annuities, any annual increase in the value of annuities held by such entities (nonnatural persons) generally will be treated as ordinary income received during that year. However, if the trust was set up for the benefit of a natural person only, the income will generally remain tax-deferred.




                           RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS  15

PENALTIES: If you receive amounts from your nonqualified annuity before reaching age 59 1/2, you may have to pay a 10% IRS penalty on the amount includable in your ordinary income. However, this penalty will not apply to any amount received:



- because of your death or in the event of nonnatural ownership, the death of the annuitant;



- because you become disabled (as defined in the Code);



- if the distribution is part of a series of substantially equal periodic payments, made at least annually, over your life or life expectancy (or joint lives or life expectancies of you and your beneficiary);



- if it is allocable to an investment before Aug. 14, 1982; or



- if annuity payments are made under immediate annuities as defined by the Code.



TRANSFER OF OWNERSHIP: Generally, if you transfer ownership of a nonqualified annuity without receiving adequate consideration, the transfer may be treated as a surrender for federal income tax purposes. If the transfer is a currently taxable event for income tax purposes, the original owner will be taxed on the amount of deferred earnings at the time of the transfer and also may be subject to the 10% IRS penalty discussed earlier. In this case, the new owner's investment in the contract will be the value of the contract at the time of the transfer. In general, this rule does not apply to transfers between spouses or former spouses. Please consult your tax advisor for further details.



ASSIGNMENT: If you assign or pledge your contract as collateral for a loan, earnings on purchase payments you made after Aug. 13, 1982 will be taxed to you like a surrender and you may have to pay a 10% IRS penalty.



QUALIFIED ANNUITIES


Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions under the contract comply with the law. Qualified annuities have minimum distribution rules that govern the timing and amount of distributions. You should refer to your retirement plan's Summary Plan Description, your IRA disclosure statement, or consult a tax advisor for additional information about the distribution rules applicable to your situation.



When you use your contract to fund a retirement plan or IRA that is already tax-deferred under the Code, the contract will not provide any necessary or additional tax deferral. If your contract is used to fund an employer sponsored plan, your right to benefits may be subject to the terms and conditions of the plan regardless of the terms of the contract.



ANNUITY PAYMENTS: Under a qualified annuity, except a Roth IRA, Roth 401(k) or Roth 403(b), the entire payment generally is includable as ordinary income and is subject to tax unless: (1) the contract is an IRA to which you made non-deductible contributions; or (2) you rolled after-tax dollars from a retirement plan into your IRA; or (3) the contract is used to fund a retirement plan and you or your employer have contributed after-tax dollars.



ANNUITY PAYMENTS FROM ROTH IRAS: In general, the entire payment from a Roth IRA can be free from income and penalty taxes if you have attained age 59 1/2 and meet the five year holding period.



SURRENDERS: Under a qualified annuity, except a Roth IRA, Roth 401(k) or Roth 403(b), the entire surrender will generally be includable as ordinary income and is subject to tax unless: (1) the contract is an IRA to which you made non-deductible contributions; or (2) you rolled after-tax dollars from a retirement plan into your IRA; or (3) the contract is used to fund a retirement plan and you or your employer have contributed after-tax dollars.



SURRENDERS FROM ROTH IRAS: In general, the entire payment from a Roth IRA can be free from income and penalty taxes if you have attained age 59 1/2 and meet the five year holding period.



REQUIRED MINIMUM DISTRIBUTIONS: Retirement plans are subject to required surrenders called required minimum distributions ("RMDs") beginning at age
70 1/2. In addition, a new tax regulation, effective for RMDs calculated in 2006 and after, may cause the RMDs for some contracts with certain death benefits to increase. RMDs may reduce the value of certain death benefits. You should consult your tax advisor prior to making a purchase for an explanation of the potential tax implications to you.



WITHHOLDING FOR IRAS, ROTH IRAS, SEPS AND SIMPLE IRAS: If you receive taxable income as a result of an annuity payment or a surrender, we may deduct withholding against the payment. Any withholding represents a prepayment of your tax due for the year. You take credit for these amounts on your annual income tax return. As long as you have provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have any withholding occur.



If the payment is part of an annuity payment plan, we generally compute the amount of withholding using payroll tables. You may provide us with a statement of how many exemptions to use in calculating the withholding. If the distribution is any other type of payment (such as a partial or full surrender) we compute withholding using 10% of the taxable portion.



The withholding requirements differ if we deliver payment outside the United States and/or you are a non-resident alien.




16  RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS

Some states also may impose withholding requirements similar to the federal withholding described above. If this should be the case, we may deduct state withholding from the payment.



WITHHOLDING FOR ALL OTHER QUALIFIED ANNUITIES: If you receive directly all or part of the contract value from a qualified annuity, mandatory 20% federal income tax withholding (and possibly state income tax withholding) generally will be imposed at the time the payment is made from the plan. Any withholding represents a prepayment of your tax due for the year. You take credit for these amounts on your annual income tax return. This mandatory withholding will not be imposed if instead of receiving the distribution check, you elect to have the distribution rolled over directly to an IRA or another eligible plan;



In the below situations, the distribution is subject to an optional 10% withholding. We will withhold 10% of the distribution amount unless you elect otherwise.



- the payment is one in a series of substantially equal periodic payments, made at least annually, over your life or life expectancy (or the joint lives or life expectancies of you and your designated beneficiary) or over a specified period of 10 years or more;



- the payment is a RMD as defined under the Code;



- the payment is made on account of an eligible hardship; or



- the payment is a corrective distribution.



Payments made to a surviving spouse instead of being directly rolled over to an IRA are subject to mandatory 20% income tax withholding.



State withholding also may be imposed on taxable distributions.



PENALTIES: If you receive amounts from your qualified contract before reaching age 59 1/2, you may have to pay a 10% IRS penalty on the amount includable in your ordinary income. However, this penalty generally will not apply to any amount received:



- because of your death;



- because you become disabled (as defined in the Code);



- if the distribution is part of a series of substantially equal periodic payments made at least annually, over your life or life expectancy (or joint lives or life expectancies of you and your beneficiary);



- if the distribution is made following severance from employment during the calendar year in which you attain age 55 (TSAs and annuities funding 401(a) plans only); or



- to pay certain medical or education expenses (IRAs only).



DEATH BENEFITS TO BENEFICIARIES: The entire death benefit generally is taxable as ordinary income to the beneficiary in the year he/she receives the payments from the qualified annuity. If you made non-deductible contributions to a traditional IRA, the portion of any distribution from the contract that represents after-tax contributions is not taxable as ordinary income to your beneficiary. You are responsible for keeping all records tracking your non-deductible contributions to an IRA. Death benefits under a Roth IRA generally are not taxable as ordinary income to the beneficiary if certain distribution requirements are met.



ASSIGNMENT: You may not assign or pledge your qualified contract as collateral for a loan.



OTHER


IMPORTANT: Our discussion of federal tax laws is based upon our understanding of current interpretations of these laws. Federal tax laws or current interpretations of them may change. For this reason and because tax consequences are complex and highly individual and cannot always be anticipated, you should consult a tax advisor if you have any questions about taxation of your contract.



RIVERSOURCE LIFE TAX STATUS: We are taxed as a life insurance company under the Code. For federal income tax purposes, the subaccounts are considered a part of our company, although their operations are treated separately in accounting and financial statements. Investment income is reinvested in the fund in which each subaccount invests and becomes part of that subaccount's value. This investment income, including realized capital gains, is not taxed to us, and therefore no charge is made against the subaccounts for federal income taxes and there is no withholding. We reserve the right to make such a charge in the future if there is a change in the tax treatment of variable annuities.



TAX QUALIFICATION: We intend that the contract qualify as an annuity for federal income tax purposes. To that end, the provisions of the contract are to be interpreted to ensure or maintain such tax qualification, in spite of any other provisions of the contract. We reserve the right to amend the contract to reflect any clarifications that may be needed or are appropriate to



                           RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS  17
maintain such qualification or to conform the contract to any applicable changes in the tax qualification requirements. We will send you a copy of any amendments.


THE COMPANY

BUSINESS
We issue the contracts. We are a stock life insurance company organized in 1957 under the laws of the state of Minnesota and are located at 70100 Ameriprise Financial Center, Minneapolis, MN 55474. We are a wholly-owned subsidiary of Ameriprise Financial, Inc.

We conduct a conventional life insurance business. We are licensed to do business in 49 states, the District of Columbia and American Samoa. Our primary products currently include fixed and variable annuity contracts and life insurance policies.

INVESTMENTS BY RIVERSOURCE
RiverSource Life must invest its assets in its general account in accordance with requirements established by applicable state laws regarding the nature and quality of investments that life insurance companies may make and the percentage of their assets that they may commit to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, asset-backed securities, preferred and common stocks, real estate mortgages, real estate and certain other investments. All claims by purchasers of the contracts, and other general account products, will be funded by the general account.

We hold amounts you allocate to the GPAs in a "nonunitized" separate account we have established under the Minnesota Insurance Code. This separate account provides an additional measure of assurance that we will make full payment of amounts due under the GPAs. State insurance law prohibits us from charging this separate account with liabilities of any other separate account or of our general business. We own the assets of this separate account as well as any favorable investment performance of those assets. You do not participate in the performance of the assets held in this separate account. We guarantee all benefits relating to your value in the GPAs. This guarantee is based on the continued claims-paying ability of the company.

We intend to construct and manage the investment portfolio relating to these market value annuity contracts in such a way as to minimize the impact of fluctuations by interest rates. We seek to achieve this by constructing a portfolio of assets with a price sensitivity to interest rate changes (i.e., price duration) that is similar to the price duration of the corresponding portfolio of liabilities.

Our investment strategy will incorporate the use of a variety of debt instruments having price durations tending to match the applicable guaranteed interest periods. These instruments include, but are not necessarily limited to, the following:

- Securities issued by the U.S. government or its agencies or instrumentalities, which issues may or may not be guaranteed by the U.S. government;
- Debt securities that have an investment grade, at the time of purchase, within the four highest grades assigned by the nationally recognized rating agencies or are rated in the two highest grades by the National Association of Insurance Commissioners;
- Debt instruments that are unrated, but which are deemed by RiverSource Life to have an investment quality within the four highest grades;
- Other debt instruments, which are rated below investment grade, limited to 15% of assets at the time of purchase; and
- Real estate mortgages, limited to 30% of portfolio assets at the time of acquisition.

In addition, options and futures contracts on fixed income securities will be used from time to time to achieve and maintain appropriate investment and liquidity characteristics on the overall asset portfolio.

While this information generally describes our investment strategy, we are not obligated to follow any particular strategy except as may be required by federal law and Minnesota and other state insurance laws.

LEGAL PROCEEDINGS



RiverSource Life is involved in the normal course of business in legal and regulatory proceedings, or regulatory requests for information, concerning matters arising in connection with the conduct of our general business activities as well as generally applicable to business practices in the insurance industry. From time to time, we receive requests for information from, or have been subject to examination by, the SEC, the Financial Industry Regulatory Authority, commonly referred to as FINRA, and several state authorities concerning our business activities and practices. These requests generally include suitability, late trading, market timing, compensation and disclosure of revenue sharing arrangements with respect to our annuity and



18 RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS insurance products. We have cooperated with and will continue to cooperate with the applicable regulators regarding their inquiries and examinations.



RiverSource Life is involved in other proceedings concerning matters arising in connection with the conduct of its business activities. RiverSource Life believes that it is not a party to, nor are any of its properties the subject of, any pending legal, arbitration or regulatory proceedings that would have a material adverse effect on its consolidated financial condition, results of operations or liquidity. However, it is possible that the outcome of any such proceedings could have a material adverse impact on results of operations in any particular reporting period as the proceedings are resolved.


ADDITIONAL INFORMATION

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

To the extent and only to the extent that any statement in a document incorporated by reference into this prospectus is modified or superseded by a statement in this prospectus or in a later-filed document, such statement is hereby deemed so modified or superseded and not part of this prospectus. The Annual Report on Form 10-K for the year ended Dec. 31, 2007 previously filed by RiverSource Life with the SEC under the Securities Exchange Act of 1934 (1934
Act) is incorporated by reference into this prospectus. To access this document, see "SEC Filings" under "Investor Relations" at www.ameriprise.com.


RiverSource Life will furnish you without charge a copy of any or all of the documents incorporated by reference into this prospectus, including any exhibits to such documents which have been specifically incorporated by reference. We will do so upon receipt of your written or oral request. You can contact RiverSource Life at the telephone number and address listed on the first page of this prospectus.

AVAILABLE INFORMATION
This prospectus is part of a registration statement we file with the SEC. Additional information on RiverSource Life and on this offering is available in the registration statement. You can obtain copies of these materials at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy information statements and other information regarding issuers that file electronically with the SEC. This prospectus, other information about the contract and other information incorporated by reference are available on the EDGAR Database on the SEC's Internet site at (http://www.sec.gov).

INDEMNIFICATION
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (1933 Act) may be permitted to directors and officers or persons controlling RiverSource Life pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.



                           RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS  19

APPENDIX A

PARTIAL SURRENDER ILLUSTRATION
Involving a surrender charge and a market value adjustment

ANNUITY ASSUMPTIONS

Single payment             $10,000
Guarantee period           10 years
Guarantee rate(ig)         4% effective annual yield



                                                                                     END OF CONTRACT YEAR
                                                                                      ACCUMULATION VALUES
 CONTRACT YEAR                                                   SURRENDER CHARGE%     IF NO SURRENDERS
 1                                                                       8%               $10,400.00
 2                                                                       7                 10,816.00
 3                                                                       6                 11,248.64
 4                                                                       5                 11,698.59
 5                                                                       4                 12,166.53
 6                                                                       3                 12,653.19
 7                                                                       2                 13,159.32
 8                                                                       1                 13,685.69
 9                                                                       0                 14,233.12
 10                                                                      0                 14,802.44


PARTIAL SURRENDER ASSUMPTIONS
On the first day of your fourth contract year you request a partial surrender of:

Example I -- $2,000 of your accumulation value

Example II -- A $2,000 net surrender check

You may surrender 10% of $11,248.64 (end of third contract year accumulation value) without surrender charge but subject to a market value adjustment -- this is $1,124.86

The excess market adjusted value surrendered is subject to both a 5% (fourth contract year) surrender charge and a market value adjustment.

The current rate applicable for new sales and renewals = 3%

The current rate applicable for new sales and renewals +.0025(iMvi) = 3.25%

The number of full years left in your guarantee period (N) = 7

The number of fractional years left in your guarantee period (t) = 0

EXAMPLE I -- $2,000 of accumulation value surrendered

WHAT WILL BE YOUR MARKET VALUE ADJUSTMENT AMOUNT?
The market adjusted value of your $2,000 partial surrender will be:

                        RENEWAL VALUE OF ACCUMULATION VALUE SURRENDERED
                        -----------------------------------------------
                                       (1 + iMvi)(N + t)




                                $2,000 (1 + ig)7
                            =  ------------------
                                   (1 + iMvi)7

                                 $2,000 (1.04)7
                            =  ------------------
                                    (1.0325)7

                            =       $2,103.94



The market value adjustment = the market adjusted value surrendered less the accumulation value surrendered

       $2,103.94 - $2,000 = $103.94

(NOTE: THIS MARKET VALUE ADJUSTMENT IS POSITIVE. IN OTHER CASES THE MARKET VALUE ADJUSTMENT MAY BE NEGATIVE.)



20  RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS

WHAT WILL BE YOUR SURRENDER CHARGE AMOUNT?
The surrender charge will be 5% multiplied by the excess of the market adjusted value over the accumulation value that may be surrendered without surrender charge:

       ($2,103.94 - $1,124.86) x .05 = $48.95

WHAT NET AMOUNT WILL YOU RECEIVE?
Your contract's accumulation value will decrease by $2,000 and we will send you a check for:

Accumulation value
  surrendered               $2,000.00
Market value adjustment        103.94
Less surrender charge          (48.95)
                            ---------
Net surrender amount        $2,054.99


EXAMPLE II -- $2,000 NET SURRENDER CHECK REQUESTED

WHAT WILL BE THE ACCUMULATION VALUE SURRENDERED?
Tell us if you want a specific net surrender check amount. We will work backwards using an involved formula to determine how much accumulation value must be surrendered to result in a net check to you for a specific amount. For a $2,000 net check to you, the formula results in $1,944.98 of accumulation value to be surrendered.

WHAT WILL BE YOUR MARKET VALUE ADJUSTMENT AMOUNT?
The market adjusted value is:

                        RENEWAL VALUE OF ACCUMULATION VALUE SURRENDERED
                        -----------------------------------------------
                                       (1 + iMvi)(N + t)




                               $1,944.98 (1 + ig)7
                            =  -------------------
                                   (1 + iMvi)7

                                $1,944.98 (1.04)7
                            =  -------------------
                                    (1.0325)7

                            =       $2,046.06



The market value adjustment = the market adjusted value surrendered less the accumulation value surrendered

       $2,046.06 - $1,944.98 = $101.08

(NOTE: THIS MARKET VALUE ADJUSTMENT IS POSITIVE. IN OTHER CASES THE MARKET VALUE ADJUSTMENT MAY BE NEGATIVE.)

WHAT WILL BE YOUR SURRENDER CHARGE AMOUNT?
The surrender charge will be 5% multiplied by the excess of the market adjusted value over the accumulation value that may be surrendered without surrender charge:

       ($2,046.06 - $1,124.86) x .05 = $46.06

WHAT NET AMOUNT WILL YOU RECEIVE?
Your contract's accumulation value will decrease by $1,944.98 and we will send you a check for:

Accumulation value
  surrendered               $1,944.98
Market value adjustment        101.08
Less surrender charge          (46.06)
                            ---------
Net surrender amount        $2,000.00





                           RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS  21

APPENDIX B

MARKET VALUE ADJUSTMENT ILLUSTRATION
ANNUITY ASSUMPTIONS

Single payment             $50,000
Guarantee period           10 years
Guarantee rate             4% effective annual yield


MARKET VALUE ADJUSTMENT ASSUMPTIONS: These examples show how the market value adjustment may affect your contract values. The surrenders in these examples occur one year after the contract date. There are no previous surrenders.

The accumulation value at the end of one year is $52,000. If there aren't any surrenders, the renewal value at the end of the 10-year guarantee period will be $74,012.21.

We base the market value adjustment on the rate we are crediting (at the time of your surrender) on new contracts with the same length guarantee period as the time remaining in your guarantee period. After one year, you have nine years left of your 10-year guarantee period.

Example I shows a downward market value adjustment. Example II shows an upward market value adjustment. These examples do not show the surrender charge (if any) that would be calculated separately after the market value adjustment. Surrender charge calculations are shown in Appendix A.

MARKET ADJUSTED VALUE FORMULA:

                          (RENEWAL VALUE)
MARKET ADJUSTED VALUE =  -----------------
                         (1 + IMVI)(N + T)




Renewal value  =   The accumulation value at the end of the current guarantee period
         iMvi      The current interest rate offered for new contract sales and renewals for the number of years remaining in the guarantee period
               =   +.0025
            N      The number of complete contract years to the end of the current
               =   guarantee period
            t      The fraction of the contract year remaining to the end of the
               =   contract year


EXAMPLE I -- Downward market value adjustment
A surrender results in a downward market value adjustment when interest rates have increased. Assume after one year, we are now crediting 4.5% for a new contract with a nine-year guarantee period. If you fully surrender, the market adjusted value would be:

                                         RENEWAL VALUE
                        -----------------------------------------------
                                       (1 + iMvi)(N + t)





                                       $74,012.21
                               =   ------------------
                                      (1 + .0475)9

                               =       $48,743.54



The market value adjustment is a $3,256.46 reduction of the accumulation value:

       ($3,256.46) = $48,743.54 - $52,000

If you surrendered half of your contract instead of all, the market adjusted value of the surrendered portion would be one-half that of the full surrender:

              $37,006.11
$24,371.77 =  ----------
              (1 + .0475)9





22  RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS

EXAMPLE II -- Upward market value adjustment
A surrender results in an upward market value adjustment when interest rates have decreased more than .25%. Assume after one year, we are now crediting 3.5% for a new contract with a nine-year guarantee period. If you fully surrender, the market adjusted value would be:

                                         RENEWAL VALUE
                        -----------------------------------------------
                                       (1 + iMvi)(N + t)





                                       $74,012.21
                               =   ------------------
                                      (1 + .0375)9

                               =       $53,138.64



The market value adjustment is a $1,138.64 increase of the accumulation value:

       $1,138.64 = $53,138.64 - $52,000

If you surrendered half of your contract instead of all, the market adjusted value of the surrendered portion would be one-half that of the full surrender:

              $37,006.11
$26,569.32 =  ----------
              (1 + .0375)9





                           RIVERSOURCE GUARANTEED TERM ANNUITY -- PROSPECTUS  23

(RIVERSOURCE ANNUITIES LOGO)

RiverSource Life Insurance Company
70100 Ameriprise Financial Center
Minneapolis, MN 55474
(800) 862-7919

    RiverSource Distributors, Inc. (Distributor), Member FINRA. Insurance and
                         annuity products are issued by
     RiverSource Life Insurance Company. Both companies are affiliated with
                       Ameriprise Financial Services, Inc.

        (C)2008 RiverSource Life Insurance Company. All rights reserved.


S-6401 X (5/08)

(RIVERSOURCE ANNUITIES LOGO)

RiverSource Life Insurance Company
70100 Ameriprise Financial Center
Minneapolis, MN 55474
(800) 862-7919

S-6401 X (5/08)

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The expenses of the issuance and distribution of the interests in the RiverSource Account MGA of RiverSource Life Insurance Company to be registered, other than commissions on sales of the Contracts, are to be borne by the registrant.

Item 14. Indemnification of Directors and Officers

The amended and restated By-Laws of the depositor provide that the depositor will indemnify, to the fullest extent now or hereafter provided for or permitted by law, each person involved in, or made or threatened to be made a party to, any action, suit, claim or proceeding, whether civil or criminal, including any investigative, administrative, legislative, or other proceeding, and including any action by or in the right of the depositor or any other corporation, or any partnership, joint venture, trust, employee benefit plan, or other enterprise (any such entity, other than the depositor, being hereinafter referred to as an "Enterprise"), and including appeals therein (any such action or process being hereinafter referred to as a "Proceeding"), by reason of the fact that such person, such person's testator or intestate (i) is or was a director or officer of the depositor, or (ii) is or was serving, at the request of the depositor, as a director, officer, or in any other capacity, or any other Enterprise, against any and all judgments, amounts paid in settlement, and expenses, including attorney's fees, actually and reasonably incurred as a result of or in connection with any Proceeding, except as provided below.

No indemnification will be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled. In addition, no indemnification will be made with respect to any Proceeding initiated by any such person against the depositor, or a director or officer of the depositor, other than to enforce the terms of this indemnification provision, unless such Proceeding was authorized by the Board of Directors of the depositor. Further, no indemnification will be made with respect to any settlement or compromise of any Proceeding unless and until the depositor has consented to such settlement or compromise.

The depositor may, from time to time, with the approval of the Board of Directors, and to the extent authorized, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the depositor or to any person serving at the request of the depositor as a director or officer, or in any other capacity, of any other Enterprise, to the fullest extent of the provisions with respect to the indemnification and advancement of expenses of directors and officers of the depositor.

Insofar as indemnification for liability arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the depositor or the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

Not Applicable.

Item 16. (A) Exhibits

     1. Form of Principal Underwriter Agreement for RiverSource Life Insurance Company Variable Annuities and Variable Life Insurance filed electronically as
Exhibit 3.1 to the Initial Registration Statement on Form N-4 for RiverSource Variable Annuity Account, RiverSource Signature(SM) Select Variable Annuity and RiverSource Signature(SM) Variable Annuity, on or about Jan. 2, 2007, is incorporated by reference.

     2.1 Articles of Merger of IDS Life Insurance Company and American Enterprise Life Insurance Company dated March 16, 2006, is filed electronically herewith.

     2.2 Articles of Merger of IDS Life Insurance Company and American Partners Life Insurance Company dated March 17, 2006, is filed electronically herewith.

     3.1 Copy of Certificate of Incorporation of IDS Life Insurance Company filed electronically as Exhibit 3.1 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

     3.2 Copy of Certificate of Amendment of Certificate of Incorporation of IDS Life Insurance Company dated June 22, 2006, filed electronically as Exhibit 27(f)(1) to Post-Effective Amendment No. 28 to Registration Statement No. 333-69777 is incorporated by reference.

     3.3 Copy of Amended and Restated By-Laws of RiverSource Life Insurance Company filed electronically as Exhibit 27(f)(2) to Post-Effective Amendment No. 28 to Registration Statement No. 333-69777 is incorporated by reference.

     3.4 Copy of Resolution of the Board of Directors of IDS Life Insurance Company, dated May 5, 1989, establishing IDS Life Account MGA filed electronically as Exhibit 3.3 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

     3.5 Unanimous Written Consent of the Board of Directors In Lieu of a Meeting for IDS Life Insurance Company, adopted Dec. 8, 2006 for the Re-designation of the Separate Accounts to Reflect Entity Consolidation and Rebranding filed electronically as Exhibit 27(a)(6) to Post-Effective Amendment No. 28 to Registration Statement No. 333-69777 is incorporated by reference.

     4.1 Copy of Non-tax qualified Group Annuity Contract, Form 30363C, filed electronically as Exhibit 4.1 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

     4.2 Copy of Non-tax qualified Group Annuity Certificate, Form 30360C, filed electronically as Exhibit 4.2 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

     4.3 Copy of Endorsement No. 30340C-GP to the Group Annuity Contract filed electronically as Exhibit 4.3 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

     4.4 Copy of Endorsement No. 30340C to the Group Annuity Certificate filed electronically as Exhibit 4.4 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

     4.5 Copy of Tax qualified Group Annuity Contract, Form 30369C, filed electronically as Exhibit 4.5 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

     4.6 Copy of Tax qualified Group Annuity Certificate, Form 30368C, filed electronically as Exhibit 4.6 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

     4.7 Copy of Group IRA Annuity Contract, Form 30372C, filed electronically as Exhibit 4.7 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

     4.8 Copy of Group IRA Annuity Certificate, Form 30371C, filed electronically as Exhibit 4.8 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

     4.9 Copy of Non-tax qualified Individual Annuity Contract, Form 30365D, filed electronically as Exhibit 4.9 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

     4.10 Copy of Endorsement No. 30379 to the Individual Annuity Contract, filed electronically as Exhibit 4.10 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

     4.11 Copy of Tax qualified Individual Annuity Contract, Form 30370C, filed electronically as Exhibit 4.11 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

     4.12 Copy of Individual IRA Annuity Contract, Form 30373C, filed electronically as Exhibit 4.12 to Post-Effective Amendment No. 10 to Registration Statement No. 33-28976 is incorporated herein by reference.

     4.13 Copy of Endorsement No. 33007 filed electronically as Exhibit 4.13 to Post-Effective Amendment No. 12 to Registration Statement No. 33-28976 is incorporated herein by reference.

     4.14 Form of Traditional IRA or SEP-IRA Annuity Endorsement (form 131061) filed electronically as Exhibit 4.14 to Post-Effective Amendment No. 17 to Registration Statement No. 33-28976 is incorporated herein by reference.

     4.15 Form of Roth IRA Annuity Endorsement (form 131062) filed electronically as Exhibit 4.15 to Post-Effective Amendment No. 17 to Registration Statement No. 33-28976 is incorporated herein by reference.

     4.16 Form of Simple IRA Annuity Endorsement (form 131063) filed electronically as Exhibit 4.13 to Post-Effective Amendment No. 14 to Registration Statement No. 333-79311, is incorporated by reference.

     4.17 Form of TSA Endorsement (form 131068), filed electronically as Exhibit
4.17 to Post-Effective Amendment No. 2 to Registration Statement No. 333-79311, is incorporated by reference.

     4.18 Form of Deferred Annuity Contract for Retirement Advisor Advantage Plus (form 1043A) filed electronically as Exhibit 4.15 to IDS Life Variable Account 10 Post-Effective Amendment No. 21 to Registration Statement No. 333-79311, filed on or about Jan. 23, 2004, is incorporated by reference.

     4.19 Form of Deferred Annuity Contract for Retirement Advisor Select Plus (form 131041A) filed electronically as Exhibit 4.16 to IDS Life Variable Account 10 Post-Effective Amendment No. 21 to Registration Statement No. 333-79311, filed on or about Jan. 23, 2004, is incorporated by reference.

     4.20 Form of Guarantee Period Accounts Rider filed electronically as
Exhibit 4.24 to IDS Life Variable Account 10 Post-Effective Amendment No. 25 to Registration Statement No. 333-79311, filed on or about June 2, 2004, is incorporated by reference.

     4.21 Form of Deferred Annuity Contract for RiverSource Retirement Advisor 4 Advantage (form 131101) filed electronically as Exhibit 4.17 to IDS Life Variable Account 10 Post-Effective Amendment No. 40 to Registration Statement No. 333-79311, filed on or about June 5, 2006, is incorporated by reference.

     4.22 Form of Deferred Annuity Contract for RiverSource Retirement Advisor 4 Select Variable Annuity (form 131102) filed electronically as Exhibit 4.18 to IDS Life Variable Account 10 Post-Effective Amendment No. 40 to Registration Statement No. 333-79311, filed on or about June 5, 2006 is incorporated by reference.

     4.23 Form of Deferred Annuity Contract for RiverSource Retirement Advisor Access Variable Annuity (form 131103) filed electronically as Exhibit 4.19 to IDS Life Variable Account 10 Post-Effective Amendment No. 40 to Registration Statement No. 333-79311, filed on or about June 5, 2006 is incorporated by reference.

     5. Opinion of Counsel regarding legality of Contracts filed electronically as Exhibit 5 to Registration Statement No. 333-149953 on or about March 28, 2008 is incorporated by reference.

     6.-20. Not Applicable.

     21. Copy of List of Subsidiaries filed electronically as Exhibit 21 to RiverSource Life Insurance Company Pre-Effective Amendment No. 1 to Registration Statement No. 333-149951 on Form S-1 filed on or about April 24, 2008 is incorporated by reference..

     22. Not Applicable.

     23. Consent of Independent Registered Public Accounting Firm filed electronically herewith.

     24. Power of Attorney to sign the Registration Statement and Amendments to this Registration Statement, dated August 30, 2007 filed electronically as Exhibit (r)(1) to Post-Effective Amendment No. 31 to Registration Statement No. 333-69777 is incorporated herein by reference.

     25.-99. Not Applicable

Item 17. Undertakings

A. The Registrant undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement,

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement,

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time may be deemed to be the initial bona fide offering thereof,

     (3) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed, and

     (4) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant represents that it is relying upon the no-action assurance given to the American Council of Life Insurance (pub. Avail. Nov. 28, 1988). Further, the Registrant represents that it has complied with the provisions of paragraphs (1) - (4) of the no-action letter.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, RiverSource Life Insurance Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, and State of Minnesota on the 24th day of April, 2008.

                                        RiverSource Life Insurance Company
                                                   (Registrant)


                                        By /s/ Timothy V. Bechtold*
                                           -------------------------------------
                                           Timothy V. Bechtold
                                           President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 24th day of April, 2008.

              Signature                                   Title
-------------------------------------   ----------------------------------------


/s/ Gumer C. Alvero*                    Director and Executive Vice
-------------------------------------   President - Annuities
Gumer C. Alvero


/s/ Timothy V. Bechtold*                Director and President
-------------------------------------
Timothy V. Bechtold


/s/ Brian J. McGrane*                   Director, Executive Vice
-------------------------------------   President and Chief Financial Officer
Brian J. McGrane


/s/ Kevin E. Palmer*                    Director, Vice President and
-------------------------------------   Chief Actuary
Kevin E. Palmer


/s/ Bridget M. Sperl*                   Executive Vice President -
-------------------------------------   Client Services
Bridget M. Sperl


/s/ David K. Stewart*                   Vice President and Controller
-------------------------------------   (Principal Accounting Officer)
David K. Stewart

*    Signed pursuant to Power of Attorney by:


/s/ Elisabeth A. Dahl
-------------------------------------
Elisabeth A. Dahl
Assistant General Counsel

                                  EXHIBIT INDEX

23.  Consent of Independent Registered Public Accounting Firm.